Exhibit (a)(5)(i)
Press Release
Corel Corporation Files Amended Solicitation/Recommendation and Transaction Statements with respect to the Tender Offer by Corel Holdings, L.P.
OTTAWA, Nov 23, 2009 — Corel Corporation (NASDAQ:CREL; TSX:CRE) announced today that it had filed an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 and an amendment to its Transaction Statement on Schedule 13e-3 expanding, adding and clarifying certain disclosures (the “Amendments”). Corel’s recommendation that shareholders tender their shares pursuant to the tender offer commenced by Corel Holdings, L.P. is unchanged.
Shareholders are urged to review the Amendments. The Amendments will be available on Corel’s website, http://investor.corel.com, on the website maintained by the SEC at http://www.sec.gov, and on the website maintained by the Canadian Securities Administrators at www.sedar.com. Shareholders may also obtain copies of the Amendments, without charge, with reasonable promptness following a request to Catherine Hughes, 613-728-0826 x1659, or catherine.hughes@corel.com.
About Corel
Corel is one of the world’s top software companies with more than 100 million active users in over 75 countries. We develop software that helps people express their ideas and share their stories in more exciting, creative and persuasive ways. Through the years, we’ve built a reputation for delivering innovative, trusted products that are easy to learn and use, helping people achieve new levels of productivity. The industry has responded with hundreds of awards for software innovation, design and value.
Our award-winning product portfolio includes some of the world’s most widely recognized and popular software brands, including CorelDRAW(R) Graphics Suite, Corel(R) Painter™, Corel DESIGNER(R) Technical Suite, Corel(R) Paint Shop Pro(R) Photo, Corel(R) VideoStudio(R), Corel(R) WinDVD(R), Corel(R) WordPerfect(R) Office, WinZip(R), and the recently released Corel(R) Digital Studio™ 2010. Our global headquarters are in Ottawa, Canada, with major offices in the United States, United Kingdom, Germany, China, Taiwan and Japan.
© 2009 Corel Corporation. All rights reserved. Corel, CorelDRAW, Paint Shop Pro, Painter, Corel DESIGNER, VideoStudio, WordPerfect, WinDVD, WinZip, Digital Studio, iGrafx and the Corel logo are trademarks or registered trademarks of Corel Corporation and/or its subsidiaries. All other product, font and company names and logos are trademarks or registered trademarks of their respective companies.
Contact:
Catherine Hughes, 613-728-0826 x1659
catherine.hughes@corel.com

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